EXHIBIT 99.1

G                                        Growing in the mainstream sector of the
gateway energy corporation                                  Natural Gas Industry

                                                             Trading Symbol GNRG

NEWS RELEASE

FOR IMMEDIATE RELEASE      Contact:  Brad Holmes, Investor Relations
                                     (713) 654-4009 or
                                     Chris Rasmussen, CFO
                                     (713) 336-0844

           Gateway Energy Announces Sale of Crystal Beach Terminal and
                 Shipwreck and Pirates' Beach Gathering Systems

Houston - (PR Newswire) - July 6, 2009 - Gateway Energy Corporation (OTCBB:GNRG) (the "Company") today announced the sale of certain offshore assets. The first involves its Shipwreck System consisting of an offshore platform and related pipelines which are primarily located in Texas state waters in the Gulf of Mexico in Galveston County, Texas and a related onshore facility known as the Crystal Beach terminal (the "Shipwreck/Crystal Beach Assets"). In a separate transaction, the Company also sold its Pirates' Beach gathering system, primarily located in Texas state waters in the Gulf of Mexico in Galveston County, Texas (the "Pirates' Beach Assets").

The Shipwreck/Crystal Beach Assets were sold to Impact Exploration & Production, LLC for consideration consisting of $200,000, payable in four quarterly installments, and the assumption of liabilities, including abandonment and retirement obligations with an effective date of June 30, 2009. As a result of this sale, the Company expects to realize a gain of approximately $425,000 during the second quarter of 2009.

The Pirates' Beach Assets were sold to Emerald Gathering and Transportation, L.L.C. for consideration consisting of $300,000, $50,000 payable at closing, with the balance payable thereafter in five monthly installments, and the assumption of liabilities, including abandonment and retirement obligations. The sale was made effective June 1, 2009. As a result of this sale, the Company expects to realize a gain of approximately $112,000 during the second quarter of 2009.

Because these sales involved collateral under the Company's credit agreement, the credit agreement was amended to reduce the borrowing base to $1.6 million. We are currently considering pledging additional available assets as collateral to restore the borrowing base to its prior level of $2.5 million or greater.

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Management Comments

Mr. Robert Panico, President and CEO of Gateway said, "These assets service mature production areas that we believe do not have the long-term growth potential to meet our strategic objectives. These sales eliminate an estimated $3.4 million future asset retirement obligation, of which the Company has already accrued a liability of $2.4 million and would continue accruing an average of $42,000 per quarter over the next six years. In addition, as a result of these sales, we expect that our offshore operations will experience significantly lower insurance and other operating costs. When weighing the challenges of maintaining adequate profitability from the assets against the uncertainty of the abandonment and retirement exposure and increasing operating costs, we determined that the disposition of these assets was in the Company's best interest. Mr. Panico continued, "These two divestitures will strengthen our balance sheet and further enhance our ability to pursue significant acquisitions of assets that better fit into our business strategy."

About Gateway Energy

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems in Texas, Texas state waters and in federal waters of the Gulf of Mexico off the Texas and Louisiana coasts. Gateway gathers offshore wellhead natural gas production and liquid hydrocarbons from producers, and then aggregates this production for processing and transportation to other pipelines. Gateway also transports gas through its onshore systems for non-affiliated shippers and through its affiliated distribution system and makes sales of natural gas to end users.

Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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